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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF BANCTEC, INC.

BancTec USA, Inc., a Delaware corporation.

BancTec (Management), Inc., a Delaware corporation.

BancTec (Export), Inc., a Virgin Islands corporation.

BancTec (Puerto Rico), Inc., a Delaware corporation.

BancTec (Canada), Inc., a Canadian corporation.

BancTec Limited, a U.K. corporation.

BancTec (Australia) Pty Limited, an Australian corporation.

BancTec Japan, Inc., a Delaware corporation.

BancTec Holding N.V., a Netherlands corporation

BancTec GmbH, a German corporation.

BancTec S.A., a French corporation.

BancTec B.V., a Netherlands corporation.

BancTec AB, a Swedish corporation.

BancTec Danmark A/S, a Danish corporation.

BancTec Iberica S.A., a Spanish corporation.